From: Sierra Pacific Resources	To: PR Newswire, US1
Analyst Contact: Britta Carlson, (702) 367-5624
Media Contact: Karl Walquist, (775) 834-3891
Aug. 9, 2005
Sierra Pacific Resources Reports 2nd Quarter 2005 Earnings
     Reno, Nev. – Sierra Pacific Resources (NYSE: SRP) today reported consolidated earnings applicable to common stock of $9.1 million, or $.05 per share, for the second quarter of 2005, compared with a consolidated loss of $44.9 million, or $.38 per share, for the same quarter of 2004. For the six months ended June 30, 2005, the company reported a loss of $435,000 compared with a loss of $89.3 million for the same period a year earlier.
     The recent quarter’s improved financial results, when compared with the same 2004 quarter, were primarily driven by strong customer growth as well as increased revenues, resulting from higher rates implemented in 2004.
     Much of the improvement can also be attributed to non-operating charges recorded at Sierra Pacific Resources during last year’s second quarter. Those before-tax items included a charge of approximately $9.8 million during the 2004 second quarter, resulting from the early extinguishment of SPR’s 8 3/4 % Senior Unsecured Notes due 2005, and a charge of approximately $47 million resulting from the PUCN’s decision to disallow recovery of a portion of Sierra Pacific Power’s costs associated with the Piñon Pine coal gasification plant.
     The improvement in earnings for the first six months of 2005, when compared with the same period in 2004, is attributed to continued customer growth, higher general rates at the utilities, and non-operating charges recorded at Sierra Pacific Resources during last year’s quarter. Those before-tax items included a non-cash goodwill impairment charge of approximately $11.7 million; a non-cash charge of $5.9 million to write-off disallowed merger costs; a charge of approximately $23.7 million during the 2004 second quarter associated with the early extinguishment of SPR’s 8 3/4 % Senior Unsecured Notes due 2005 as well as the regulatory disallowance associated with Piñon Pine.
     Walter Higgins, chairman, president and chief executive officer of Sierra Pacific Resources, said, “The improved financial results for the second quarter indicate that we’re making steady progress in obtaining our overriding goals: to increase shareholder value and to return the company to investment grade.
     “Additionally, we are very pleased that the new national energy bill recently passed by Congress and signed into law yesterday, includes an amendment that is important to our customers, the State of Nevada and our company. This amendment states that the proper venue to resolve Enron’s wrongful actions and related disputes resulting from the 2000-2001 energy crises is the Federal Energy Regulatory Commission. We appreciate the strong support we’ve received on this matter from Nevada’s entire Congressional delegation, the Public Utilities Commission of Nevada and other state leaders over many months. I want to especially express our appreciation to Senators Ensign and Reid, as well as Congressman Porter for the roles each played on this issue in the conference committee before the energy bill went to the full Congress.”
Nevada Power Company
     Nevada Power Company reported net income of approximately $21 million for the second quarter of 2005, compared with net income of $13.6 million for the same 2004 period. For the six-month period ended June 30, 2005, the company reported net income of $12.9 million, compared with a loss of $1.8 million for the same period in 2004.

     Electric operating revenues for the quarter increased slightly, compared with the same 2004 quarter, because of increases in the number of residential, commercial and industrial customers, which rose by 5.7%, 5.6% and 1.7%, respectively.
     Nevada Power’s operating results for the first six months of 2005 were affected by customer growth and higher rates effective April 1, 2004, offset by higher operating expenses, interest charges and lower weather-related use per customer.
Sierra Pacific Power Company
     Sierra Pacific Power Company reported earnings applicable to common stock of $3.9 million for the second quarter of 2005, compared with a loss of $33.2 million for the same quarter in 2004. For the six-month period ended June 30, 2005, the company reported earnings applicable to common stock of $15.1 million, compared with a loss of $26.5 million for the same period in 2004.
     Electric operating revenues for Sierra Pacific Power for the three and six month periods ending June 30, 2005, increased by 7.3 % and 9.9%, respectively, as a result of increased customer rates and a larger number of residential and commercial customers, which grew by 3.1% and 3.7%, respectively, over the year-earlier periods. The revenues were partially offset by the effect of cooler temperatures.
     Gas operating revenues for Sierra Pacific Power’s local distribution company increased for the three and six month periods ending June 30, 2005, by 46.9 % and 22.5%, respectively, primarily because of cooler temperatures in 2005 and an increase in gas rates that became effective November 1, 2004.
     A detailed explanation of Sierra Pacific Resources’ second quarter 2005 financial results is available in the company’s Form 10-Q for the quarter ended June 30, 2005, which was filed with the Securities and Exchange Commission today and is available without charge through the EDGAR system at the SEC’s website. The Form 10-Q report will also be posted on the Sierra Pacific Resources’ website, www.sierrapacificresources.com.
Webcast Scheduled for 7 a.m. PDT Today
     Senior management of Sierra Pacific Resources will review the company’s second quarter 2005 financial results, regulatory issues and other matters during a conference call and live webcast today, August 9, at 7 a.m. Pacific Daylight Time.
     The webcast will be accessible on the Sierra Pacific Resources website:
     www.sierrapacificresources.com.
     An archived version of the webcast will remain on the Sierra Pacific Resources’ website for approximately one month following the live webcast. To listen to a recording of the call by telephone, call 1-800-475-6701 and use the conference call ID number, 790345, to access the recording.
About Sierra Pacific Resources
     Headquartered in Nevada, Sierra Pacific Resources is a holding company whose principal subsidiaries are Nevada Power Company, the electric utility for most of southern Nevada, and Sierra Pacific Power Company, the electric utility for most of northern Nevada and the Lake Tahoe area of California. Sierra Pacific Power Company also distributes natural gas in the Reno-Sparks area of northern Nevada. Other subsidiaries include the Tuscarora Gas Pipeline Company, which owns a 50 % interest in an interstate natural gas transmission partnership.
Forward-Looking Statements: This press release contains forward-looking statements regarding the future performance of Sierra Pacific Resources and its subsidiaries, Nevada Power Company and Sierra Pacific Power Company, within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from current expectations. For

Sierra Pacific Resources, these risks and uncertainties include, but are not limited to, Resources’ ability to maintain access to the capital markets, Resources’ ability to receive dividends from its subsidiaries and the financial performance of the Company’s subsidiaries, particularly Nevada Power Company and Sierra Pacific Power Company. For Nevada Power Company and Sierra Pacific Power Company, these risks and uncertainties include, but are not limited to, weather conditions during the summer months of 2005 and beyond, their ability to purchase sufficient power to meet their power demands, unfavorable rulings in their pending and future rate cases, adverse decisions in the Enron litigation or other pending or future litigation, and their ability to maintain access to the capital markets. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of Sierra Pacific Resources, Nevada Power Company and Sierra Pacific Power Company are contained in their Quarterly Report on Form 10-Q for the quarter ended June 30, 2005 filed with the SEC. The Companies undertake no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
Second Quarter 2005 Financial Highlights (in thousands, except per share amounts)

2ND Quarter 2005	SPR 2005	SPR 2004	NPC 2005	NPC 2004	SPPC 2005	SPPC 2004
Revenues	$701,038	$677,420	$451,384	$449,925	$249,335	$224,304
Operating Expenses	$620,145	$602,686	$397,353	$400,455	$227,625	$206,412
Earnings (Deficit) Applicable to Common Stock	$9,051	$(44,884)			$3,924	$(33,162)
Net Income			$20,969	$13,590
Earnings (Deficit) Per Share Applicable to Common Stock	$0.05	$(0.38)
Weighted Average Shares of Common Stock Outstanding Basic	183,338,153	117,279,506
Weighted Average Shares of Common Stock Outstanding Diluted	183,761,812	117,279,506
Year-To-Date Ending June 30, 2005 Financial Highlights (in thousands, except per share amts)

YTD 2005	SPR 2005	SPR 2004	NPC 2005	NPC 2004	SPPC 2005	SPPC 2004
Revenues	$1,350,012	$1,265,537	$805,518	$776,458	$543,883	$485,621
Operating Expenses	$1,210,171	$1,144,717	$728,222	$705,988	$492,654	$440,087
Earnings (Deficit) Applicable to Common Stock	$(435)	$(89,334)			$15,086	$(26,466)
Net Income (Loss)			$12,936	$(1,816)
Earnings (Deficit) Per Share Applicable to Common Stock	$0.00	$(0.76)
Weighted Average Shares of Common Stock Outstanding Basic	117,569,589	117,259,726
Weighted Average Shares of Common Stock Outstanding Diluted	117,569,589	117,259,726